Exhibit 5.1

Our ref DLK\301896\2490938v3

ASAT Holdings Limited

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

29 February 2008

Dear Sirs

ASAT Holdings Limited

We have acted as counsel as to Cayman Islands law to ASAT Holdings Limited (the “Company”) in connection with the Company’s Amendment No. 1 on Form F-3 to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the US Securities Act of 1933, as amended, relating to the registration of 499,437,170 ordinary shares, par value US$0.01 per share (the “Ordinary Shares”), issuable as set out below.

The Registration Statement relates to the Company’s re-sale shelf filing which has the intention of permitting the selling shareholders referred to in the Registration Statement (the “Selling Shareholders”) to re-sell to the public the American Depository Shares (the “ADSs”) representing the Ordinary Shares issuable (i) upon conversion of the Series A Redeemable Convertible Preferred Shares (the “Series A Preferred Shares”) and the exercise of warrants (the “SPA Warrants”) to purchase Ordinary Shares sold initially by the Company in a private placement in October 2005 to the Selling Shareholders; (ii) upon the exercise of warrants issued in connection with the purchase money loan agreement dated 27 October 2005 (the “PMLA Warrants”, and together with the SPA Warrants, the “Warrants”); and (iii) in payment of dividends, or issuable upon conversion of the Series A Preferred Shares paid as dividends, on the Series A Preferred Shares issued to the Selling Shareholders in the private placement.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	the Certificate of Incorporation of the Company dated 12 October 1999;

1.2	the restated memorandum of association of the Company adopted by special resolution on 14 July 2000 and the restated articles of association of the Company adopted by special resolution on 12 October 2005 and amended by special resolution on 17 November 2005 (together the “Restated Memorandum and Articles of Association”);

1.3	the minutes of the meetings of the Board of Directors of the Company held on 31 July 2005, 9 March 2006 and 31 August 2006, the written resolutions of the Directors of the Company dated 14 March 2007 and 14 September 2007 and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.4	the minutes of the meetings of the shareholders of the Company held on 12 October 2005 and 17 November 2005;

1.5	a Certificate of Good Standing dated 25 February 2008 issued by the Registrar of Companies (the “Certificate of Good Standing”);

1.6	a certificate from a Director of the Company a copy of which is annexed hereto (the “Director’s Certificate”); and

1.7	the Registration Statement

2	Assumptions

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate;

2.2	all signatures, initials and seals are genuine; and

2.3	there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands;

3.2	the issue of Ordinary Shares upon conversion of the Series A Preferred Shares by the Company has been duly authorised by the Company. The Ordinary Shares (referred to in this paragraph), when issued and allotted in accordance with the Restated Memorandum and Articles of Association, and registered in the register of members of the Company, will be legally issued and allotted, fully paid and non-assessable.

3.3	the issue of Ordinary Shares upon the exercise of the Warrants has been duly authorised by the Company. The Ordinary Shares (referred to in this paragraph), when issued and allotted upon the exercise of the Warrants in accordance with the Restated Memorandum and Articles of Association, and registered in the register of members of the Company, will be legally issued and allotted, fully paid and non-assessable.

3.4	the issue of Ordinary Shares in payment of dividends, or issuable upon the conversion of Series A Preferred Shares paid as dividends, on the Series A Preferred Shares, when issued and allotted in accordance with the Restated Memorandum and Articles of Association, and registered in the register of members of the Company, will be legally issued and allotted, fully paid and non-assessable.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	to maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies;

4.2	under the Companies Law (2007 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2007 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3	except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and to the reference of our name under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the US Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

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